Exhibit 10.8

NORTH CAROLINA

EMPLOYMENT AGREEMENT

ALAMANCE COUNTY

THIS EMPLOYMENT AGREEMENT (hereinafter the “Agreement”) is made as of the 27th day of May 2008, between CHRISTOPHER B. REDCAY (hereinafter “Employee”), a resident of Alamance County, North Carolina and MIDCAROLINA BANK, a commercial bank formed under the laws of the State of North Carolina and having its principal place of business in Alamance County, North Carolina (hereinafter “Bank” or “Employer”).

WITNESSETH:

WHEREAS, the Employee is employed as Senior Vice President and Chief Financial Officer of the Bank; and

WHEREAS, during the performance of his duties for the Bank, the Employee has access to proprietary and confidential information and know-how of the Bank relating to its customers, its operations, and its strategic plans; and

WHEREAS, the Employee recognizes and understands that the Employee’s employment creates a relationship of confidence and trust with respect to the Bank’s proprietary and confidential information; and

NOW, THEREFORE, in consideration of the mutual promises below, the parties agree as follows:

1. Employment. The Bank hereby employs the Employee, and the Employee hereby accepts employment with the Bank, for the term set forth in Section 2 below, in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.

2. Term. The term of this Agreement commenced on May 27, 2008, and shall continue until terminated as provided in Section 14 hereof.

3. Position; Duties; Extent of Services.

(a) Position; Duties. The Employee shall serve as Senior Vice President and Chief Financial Officer. In this position, the Employee serves at the will of the Board and shall have such responsibilities, duties and authority as are appropriate to his position and as may be assigned to him from time to time by the Board of Directors of the Bank. The Employee shall perform faithfully and diligently his duties on behalf of the Bank and shall conduct himself at all times in such a manner as to maintain the good reputation of the Bank.

(b) Extent of Services. Except as noted in this Section 3(b), during his employment hereunder, the Employee shall devote his full time and undivided attention during normal business hours to the business and affairs of the Bank and its affiliates.

4. Compensation. In consideration of the services to be rendered by the Employee to the Bank and in consideration of the Employee’s other covenants hereunder, the Employee will receive the compensation provided on Exhibit A, payable at such intervals as may be established by the Bank from time to time for payments to its employee generally, which compensation shall be subject to adjustment from time to time in the Board’s discretion. In no event shall the Bank be obligated to pay the compensation provided in this Section 4 after termination of Employee’s employment for any reason.

5. Employee Benefits. The Employee will be entitled to participate, in accordance with the provisions thereof, in the employee benefit plans made available by the Bank to its employees generally. In addition, in recognition of his position, Employee shall receive the benefits provided on Exhibit A, which benefits shall be subject to adjustment from time to time in the Board’s discretion.

6. Expenses. The Employee shall be entitled to receive reimbursement by the Bank for all reasonable out-of-pocket expenses incurred by the Employee in connection with the performance of his services hereunder. The Employee’s right to reimbursement hereunder shall, however, be subject to such policies and procedures as may be established by the Bank from time to time for its senior level employees, which policies and procedures may include advance approval with respect to any particular expenditure.

7. Definitions.

(a) The “Restricted Period” shall mean a period of two years immediately following the date that Employee’s employment with the Bank ends for any reason, whether voluntarily or involuntarily. Employee acknowledges and agrees that the two year period is reasonable and appropriate to meet the limited purposes of this Agreement.

(b) The term “Restricted Area” shall mean the following areas in North Carolina:

(i) Alamance and Guilford Counties;

(ii) Alamance, Guilford and all counties contiguous with Alamance or Guilford County; and

(iii) The area within a 15-mile radius of any full-service banking office of the Bank as of the date on which the Employee’s employment with the Bank terminates.

(c) The term “Confidential Information” shall mean: information about (i) the business and financial operations of the Bank or any of its affiliates, (ii) the customers or prospective customers of the Bank or any of its affiliates; (iii) the products, processes, techniques, research data, and strategies of the Bank or its affiliates, (iv) any trade secrets, discoveries, or improvements to the processes or products of the Bank or any of its affiliates. Confidential Information shall not include information to the extent that the same: (i) is now in, or later enters, the public domain through no fault of Employee, (ii) was known to Employee prior to the disclosure by the Bank or any of its affiliates, customers or suppliers, or any entity with which the Bank then has an agreement to hold confidential certain information provided by such entity, and such knowledge can be supported by written documentation supplied by Employee, or (iii) was rightfully obtained by Employee from a third party in rightful possession of such information other than from any of the Bank’s affiliates, customers or suppliers, or any entity with which the Bank then has an agreement to hold confidential certain information provided by such entity, during Employee’s employment by the Bank.

(d) The term “Covered Entities” shall mean (i) the Bank, and any of its affiliates, and (ii) any customers or suppliers of the Bank or any of its affiliates, with respect to Confidential Information of such customer or supplier which the Employee acquires through the Bank or one of its affiliates, or (iii) any other entity which the Bank has entered into agreements to hold confidential certain information provided by such entity with respect to such information.

(e) The term “Competitive Activity” shall mean:

(i) securing deposits for any Financial Institution from any person residing in, or business operating in, the Restricted Area.

(ii) providing Financial Products or Service on behalf of any Financial Institution for any person residing in, or business operating in, the Restricted Area; or

(iii) assisting (other than through the performance of ministerial or clerical duties) any Financial Institution in providing Financial Products or Services to any Person residing in the Restricted Area; or

(iv) inducing or attempting to induce any Person who was a Customer of the Bank at the date of the Employees’ termination of employment to seek the same financial products or services from another bank, savings association or other institution the business of which is engaging in activities that are financial in nature.

(f) The term “Financial Institution” means any bank, savings association, or bank or savings association holding Company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Bank or one of its affiliated corporations.

(g) “Financial Product or Service” means any product or service that a Financial Institution or a financial holding Company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank or one of its affiliated corporations on the date of the Employee’s Termination of Employment, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(h) “Customer” shall mean any person or business with whom the Bank had a depository and/or loan relationship as of the date of the Employee’s termination of employment.

(i) “Change in Control” shall mean any of the following, each of which shall be construed in a manner that is consistent with the definition of a “change in control event” for purposes of Internal Revenue Code Section 409A and the Regulations thereunder:

(a) Change in Ownership: The date of acquisition by a person or by persons acting as a group of capital stock of the Bank or of MidCarolina Financial Corporation (herein “MFC”), which when added to the stock already owned by that person or the persons acting as a group, constitutes more than 50% of the fair market value or more than 50% of the total voting power of the Bank or of MFC; provided that the person or persons acting as a group did not own more than 50% of the fair market value or total voting power of the Bank or MFC, respectively, prior to such acquisition.

For purposes of determining whether there has been a change in ownership, persons shall not be considered to be acting as a group simply because they purchase or own stock at the same time or as a result of the same public offering. Persons will be considered to be acting as a group if they are owners of a corporation which enters into a merger, consolidation, purchase of stock or similar business transaction with the Bank or MFC. If a person is a shareholder of the Bank or MFC and also of the other corporation that enters into business transaction with the Bank or MFC, respectively, he shall be treated as acting as a group only with respect to the ownership of the Bank or MFC and not with respect to the ownership interest in the other corporation.

(b) Change in Board Composition: The date a majority of the members of MFC’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of MFC’s Board of Directors prior to the date of the appointment or election.

(c) Change in Ownership of Assets: The date a person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets of the Bank that have a total gross fair market value exceeding 50% of the total fair market value of all of the assets of the Bank, determined immediately before such acquisition or acquisitions; provided that the acquirer is not a related person as defined in Regs. § 1. 409A-3(i)(5)(vii)(B). Gross fair market value of the assets shall be determined without regard to any liabilities associated with such assets.

Persons will not be considered to be acting as a group solely because they acquire assets of the Bank at the same time; however, persons will be considered to be acting as a group if they are owners of a corporation which enters into a merger, consolidation, purchase of assets or similar business transaction with the Bank or MFC. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or similar transaction, the shareholder shall be considered as acting as a group with other shareholders only to the extent of the ownership of the corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(j) “Termination for Cause” shall be defined for these purposes as:

(i) A determination by the Board that Employee has breached or failed to perform, in any material respect, any of his duties of employment or the terms of this Agreement. Employee may cure the breach, if curable, within a period of ten (10) business days after the Bank has given written notice of such breach to Employee, unless the Bank has given written notice to Employee on a previous occasion of the same or a substantially similar breach;

(ii) The violation by Employee of the rules and regulations governing the Bank promulgated by the Federal Deposit Insurance Corporation or the North Carolina State Banking Commission, or any other legal duty, which violation results in damage to the Bank or its reputation;

(iii) The suspension of Employee from office or temporary prohibition of Employee from participating in the conduct of the affairs of the Bank pursuant to the direction of the North Carolina State Banking Commission or the Federal Deposit Insurance Corporation;

(iv) Conviction of a felony or a misdemeanor determined by the Board of Directors to involve morale turpitude;

(v) Employee’s willful misconduct (including chronic substance abuse) or other conduct which is materially detrimental to the business prospects of the Bank or which has had or is likely to have a materially adverse effect on the Bank’s business or reputation.

(vi) Employee’s committing fraud, misappropriation or embezzlement in the performance of the Employee’s duties as an employee of the Bank, or its affiliates; or

(vii) neglect of duties for which employed or misconduct in the performance of duties for which employed, all such facts to be determined in good faith by the Board of Directors of the Bank.

(k) “Good Reason” means:

(i) a material reduction in the Employee’s base compensation;

(ii) a material reduction in the Employee’s authority, duties or responsibilities;

(iii) a material reduction in the budget over which the Employee has authority;

(iv) a material change in the geographic location at which the Employee must perform services; or

(v) any other action or inaction that constitutes a material breach by the Bank of any employment agreement between the Bank and the Employee;

Provided, however, the Employee shall be required to give written notice to the Bank of the occurrence of the applicable event described in this Section 7(k) within sixty (60) days of the initial occurrence of the event, and the Bank shall have a period of thirty (30) days from the receipt of the notice to remedy the matter. If the Employee fails to give such notice or if the event is so remedied, there shall not be Good Reason.

8. Covenant Not to Compete.

Employee shall have access to Confidential Information during his employment with the Bank. To protect adequately such Confidential Information, Employee agrees as follows:

(a) During the term of his employment with the Bank, Employee shall not perform work for himself or for any other person, entity or business, which is engaged in Competitive Activity without the prior written consent of the Chairman of the Board of Directors of the Bank after full disclosure, regardless of whether Employee is compensated for that work or not; and

(b) If, during the two year period immediately following a Change in Control, Employee’s employment with the Bank ends as a result of: (i) involuntary termination by the Bank except a Termination for Cause, or (ii) voluntary termination by Employee for Good Reason, then the Bank shall have no obligation to pay the compensation provided in Section 4 (exhibit A) above beyond the date of termination. However, the Bank agrees to pay Employee the Special Consideration provided in Section 11 below, and Employee agrees that, during the Restricted Period and within the Restricted Area, he will not, directly or indirectly, engage in Competitive Activity, whether as an owner, advisor, employee, officer, director, manager, consultant, representative, agent, independent contractor or otherwise.

(c) If, during the two year period immediately following a Change in Control, Employee’s employment with the Bank ends as a result of voluntary termination by Employee without Good Reason, then the Board of Directors of the Bank may, in its sole discretion, elect whether the termination event triggers the Covenant Not to Compete in Section 8(b). In no event shall the Bank have any obligation to pay the compensation provided in Section 4 (exhibit A) above beyond the date of termination. However, should the Board of Directors of the Bank elect to trigger the Covenant Not to Compete in Section 8(b), the Bank agrees to pay Employee the Special Consideration provided in Section 11 below.

(d) If there has been no Change in Control within the preceding two years and: (i) Employee’s employment is involuntarily terminated by the Bank, or (ii) Employee voluntarily quits his employment, then the Board of Directors of the Bank may, in its sole discretion, elect whether the termination event triggers the Covenant Not to Compete in Section 8(b). In no event shall the Bank have any obligation to pay the compensation provided in Section 4 (exhibit A) above beyond the date of termination. However, should the Board of Directors of the Bank elect to trigger the Covenant Not to Compete in Section 8(b), the Bank agrees to pay Employee the Special Consideration provided in Section 11 below. Should the Bank not elect to trigger this Covenant Not to Compete, the Bank shall have no obligation to pay the Special Consideration provided in Section 11 below.

The parties acknowledge and agree that given the nature of Employer’s business and Employee’s access to Employer’s proprietary, trade secret and other Confidential Information, the scope of the covenants and the associated time and territory restrictions, which were arrived at as a result of arms-length bargaining, are reasonable and appropriate for the protection of Employer’s legitimate business interests. Employee hereby waives the right to assert that any such restriction is unreasonable.

It is the desire and intent of the parties that the provisions of this Section 8 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 8 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of that portion in the particular jurisdiction in which such adjudication is made, and all other portions shall continue in full force and effect. Nothing in this Agreement shall be construed to prevent Employee from, or require the Bank’s consent for: (i) investing personal assets in businesses in such form or manner that will not require any services on the part of Employee in the operation or the affairs of the companies in which such investments are made and in which Employee participation is solely that of an investor; or (ii) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Bank.

9. Confidentiality.

To protect adequately the Bank’s Confidential Information, in addition to the Covenant Not to Compete set forth herein, Employee agrees as follows:

(a) During the term of his employment with the Bank and forever thereafter, Employee will diligently protect against unauthorized disclosure and, except as may be necessary in the ordinary course of Employee’s employment with the Bank, will not disclose any Confidential Information of the Bank or its affiliates. Employee agrees that he will not copy any such information or materials or divulge the same or any part thereof to any other person, firm, corporation or organization, or use such information or materials, either for himself or for the benefit of any third party, whether in competition with the Bank or otherwise, except as necessary in the ordinary course of Employee’s employment by the Bank.

(b) Upon the termination of Employee’s employment, for whatever reason, or upon the prior demand of the Bank, Employee shall immediately return to the Bank all Confidential Information and materials described above then in Employee’s possession or control.

10. Non-Inducement of Employees. During Employee’s employment hereunder, and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, induce or aid others to induce an employee of Employer to leave the employ of Employer or in any way interfere with the relationship between Employer and an employee of Employer.

11. Special Consideration.

“Special Consideration” is defined as a sum equal to two times the Employee’s Average Annual Total Cash Compensation. The term “Annual Total Cash Compensation” means the sum of Employee’s base salary (prior to reduction for pre-tax deferrals made under Employer’s 401(k) plan or cafeteria plan) plus cash bonuses awarded during the measuring period. Average Annual Total Cash Compensation shall be computed by adding the Total Cash Compensation for each of the three calendar years immediately preceding the calendar year in which the termination of employment occurs and dividing that sum by three. Payments will be made on a monthly basis at the rate of  1/24 th of the gross amount per month over the two year Restricted Period. In the event of a breach by Employee of any of the covenants of Section 8, 9 or 10, the Bank may terminate payment of any further consideration otherwise payable under this Agreement.

12. Necessary and Reasonable Restrictions. Employee acknowledges and agrees that as the Bank’s Senior Vice President and Chief Financial Officer, he has knowledge of the Bank’s most proprietary and valuable Confidential Information, and that he has unique insight into and knowledge of the skills, talents and capabilities of the Bank’s key employees. Employee further acknowledges and agrees that the covenants contained in Sections 8, 9 and 10 are reasonable and necessary to protect the legitimate business interests of the Bank, in view of, among other things, the short duration of the restrictions, the narrow scope of the restrictions, and the Bank’s interests in protecting its goodwill, valuable Confidential Information, trade secrets, and its business relationships with its suppliers, customers and other individuals or entities necessary to the business of the Bank.

Employee agrees that his background and capabilities will allow him to seek and accept employment acceptable to him without violation of the restrictions contained in this Agreement. Employee further acknowledges and agrees that his employment with the Bank and the compensation and benefits under this Agreement constitutes sufficient consideration for his agreement to the non-competition and non-solicitation restrictions set forth in this Agreement.

13. Remedies. The parties hereto agree that Employer would suffer irreparable harm that would not be adequately remedied by money damages should Employee breach any of the covenants or agreements contained in this Agreement. Therefore, in the event of the actual or threatened breach by Employee of any of the provisions of Sections 8, 9 and 10 of this Agreement, Employer or its successors or assigns may, in addition and supplementary to any other rights and remedies existing in its favor, including a claim for damages if supported by law, apply to any court of competent jurisdiction for specific performance or injunctive relief to enforce this Agreement or to prevent such violation. Employee agrees that these terms and conditions are reasonable.

14. Employment At Will. This Agreement shall be deemed terminated and the employment relationship between Employee and the Bank shall be deemed severed upon the occurrence of any of the following:

(a) The Death of the Employee. In such event, the Bank shall pay to Employee’s estate the compensation which would otherwise be payable to Employee up to the end of the month in which his death occurs.

(b) The Employee’s “Termination for Cause” as defined herein.

(c) Upon permanent disability (partial or total) of Employee as defined in the disability income insurance policy provided for Employee by the Bank;

(d) Twenty-seven (27) months after a Change in Control as defined herein; or

(e) Upon 90 days written notice by either party. In such event, the Bank may opt to pay Employee a 90 day pro rata portion of Average Total Cash Compensation and terminate the employment relationship immediately. This payment shall be separate and apart from consideration the Employee may receive under Section 11 of this Agreement, if any.

Upon termination of this Agreement as hereinabove set forth, all rights and obligations of the parties will cease without further liability effective as of the date of termination; provided, however, that this Agreement shall continue to be binding and effective as to any prior obligation still owed by either party and as to the post-termination obligations set forth herein including, without limitation, the obligations of the parties under Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 19, 20, 23 hereof. Under no circumstances shall the Bank have any continuing obligation to pay the Employee’s compensation provided in Section 4 above after the termination of the employment relationship between the Bank and the Employee for any reason.

15. Severability. If any provision or clause of this Agreement or portion thereof shall be held in court or any other tribunal of competent jurisdiction to be unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid portion. It is the intention of the parties that, and the parties agree that, as an essential part of the bargained-for consideration of this Agreement, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration or scope of such provision, or the area or matter covered thereby, such court shall reduce the duration, areas or matter of such provision and, in its reduced form, such provision shall then be enforceable to the greatest extent permitted by law and shall be enforced.

16. Assignment. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by Employer without the consent of Employee but may not be assigned by Employee.

17. Knowing Agreement. Employee agrees that his signature below indicates that he understands the contents of this Agreement, that he has had ample opportunity to review the terms of this Agreement, and that he executes this Agreement of his own free will.

18. No-Waiver. Failure by either Employer or Employee to exercise any remedy available to either party in the event of a default by the other shall not be deemed to be a waiver of any other default, or of any repetition of the initial default.

19. Amendments. No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by both parties hereto.

20. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage pre-paid, addressed as follows:

If to the Employee:

Christopher B. Redcay

MidCarolina Bank

P.O. Box 968

Burlington, North Carolina 27216-0968

If to the Bank:

MidCarolina Bank

P.O. Box 968

Burlington, North Carolina 27216-0968

ATTN: PRESIDENT AND CHIEF EXECUTIVE OFFICER

And:

MidCarolina Bank

P.O. Box 968

Burlington, North Carolina 27216-0968

ATTN: CHAIRMAN OF THE BOARD

If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, three (3) calendar days after the date on which such notice, request, instruction or document is mailed shall be the date of delivery unless a return receipt proves a different date.

21. Entire Agreement. This Agreement contains the entire agreement between Employee and Employer with reference to Employee’s employment by Employer.

22. Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

23. Governing Law. This Agreement shall be governed in accordance with the laws of the State of North Carolina. Employee and Employer agree that any lawsuit based in whole or in part on any provision of this Employment Agreement shall only be brought in the state or federal courts located in Greensboro, Guilford County, North Carolina, and Employer and Employee waive any defenses based upon personal jurisdiction or venue to such lawsuit brought in Greensboro, Guilford County, North Carolina.

24. Board Approval. This Agreement and any corrections, amendments, and addenda thereto, shall not be effective or legally binding until they have been reviewed and signed by both Employee and by the Chairman of the Board of Directors of the Bank acting on behalf of the Board.

25. Compliance with Internal Revenue Code Section 409A. Employee and Employer both intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If, when Employee’s employment terminates Employee is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments or benefits under this Agreement will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary, Employee will not be entitled to the payments or benefits until the earliest of: (a) the date that is at least six months after termination of Employee’s employment for reasons other than Employee’s death, (b) the date of Employee’s death, or (c) any earlier date that does not result in additional tax or interest to Employee under section 409A. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall be applied in a manner consistent with those requirements, despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the

Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting Employee to additional tax or interest, and the Bank shall not be required to incur any additional compensation or other expense as a result of the reformed provision. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

EMPLOYEE:

/S/ Chris Redcay (SEAL)
Christopher B. Redcay

STATE OF NORTH CAROLINA

COUNTY OF ALAMANCE

I, Carole C. Johnson, a Notary Public of the County and State aforesaid certify that Christopher B. Redcay personally came before me this day and acknowledged the execution of the foregoing instrument.

Witness my hand and official seal, this 27th day of May, 2008.

/S/ Carole C. Johnson
NOTARY PUBLIC

Carole C. Johnson
Typed Name

My Commission Expires: 9/26/2009

MIDCAROLINA BANK

By:	/S/ Charles T. Canaday
Its:	President and Chief Executive Officer

STATE OF NORTH CAROLINA

COUNTY OF ALAMANCE

I, Carole C. Johnson, a Notary Public for said County and State, do hereby certify that Charles Canaday personally came before me this day and acknowledged that he is the President and Chief Executive Officer of MIDCAROLINA BANK, and that by authority duly given, and as the act of the Bank, the foregoing instrument was signed in its name.

Witness my hand and official seal, this 27th day of May, 2008.

/S/ Carole C. Johnson
NOTARY PUBLIC

Carole C. Johnson
Typed Name

My Commission Expires: 9/26/2009

CONFIRMED BY:

/S/ James R. Copland III
Chairman of the Board of Directors of the Bank, pursuant to Section 24 hereof

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